Exhibit 10.8

ASSIGNMENT OF EMPLOYMENT AGREEMENT

Assignment of Employment Agreement (“Assignment Agreement”), dated as of September 30, 2016, by and between R.R. Donnelley & Sons Company (“RRD”), a Delaware corporation, and LSC Communications, Inc., a Delaware corporation (“LSC”).

Recitals

WHEREAS, RRD has entered into an employment agreement with Richard T. Lane of RRD (the “Executive”), dated January 14, 2013 (the “Employment Agreement”). A copy of the Employment Agreement is attached as to this Assignment Agreement as Annex A; and

WHEREAS, RRD desires to assign the Employment Agreement to LSC, and LSC desires to acquire all of RRD’s right, title and interest in the Employment Agreement; and

WHEREAS, the Executive has acknowledged and acquiesced to the assignment of his Employment Agreement and the transfer of his employment to LSC.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.	Assignment of Employment Agreement. Effective as of the LSC Distribution Date, as defined in the Separation and Distribution Agreement by and among RRD, LSC and Donnelley Financial Solutions, Inc. (the “Distribution Date”), RRD hereby irrevocably, absolutely and unconditionally assigns, transfers, conveys and delivers to LSC and its successors and assigns all of RRD’s right, title and interest in, to and under the Employment Agreement.

2.	Acceptance of Assignment. From and after the Distribution Date, LSC hereby irrevocably, absolutely and unconditionally assumes, undertakes and agrees to pay, perform and discharge in full any and all claims and obligations arising under and/or in connection with the Employment Agreement.

3.	References. From and after the Distribution Date, all references in the Employment Agreement to “Donnelley” or the “Company” shall be deemed to be references to LSC, including, but not limited to, with respect to any triggers such as those relating to a Change in Control or related events.

4.	Executive Acknowledgement. The Executive acknowledges and agrees that the transfer of his employment as described in this letter will not constitute a termination of the Executive’s employment (whether or not without “cause” by RRD) as such term may be defined under the Employment Agreement as in effect through the Distribution Date. This acknowledgement and agreement is without limitation on the Executive’s rights in the event that he is subsequently terminated without “cause” or would be allowed to leave for “good reason” by LSC.

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5.	Restrictive Covenants. The Executive also acknowledges and agrees that he will be fully obligated to LSC under the non-compete, employee non-solicit and customer non-solicit covenants (together, the “Restrictive Covenants”) of the Employment Agreement. In addition, beginning on the Distribution Date and ending on the day twelve (12) months following the Distribution Date (the “Wear Away Period”), if the Executive terminates employment for any reason, he shall be fully obligated to each of RRD and Donnelley Financial under the Restrictive Covenants for the period, if any, beginning on the date of the Executive’s termination and ending at the conclusion of the Wear Away Period. The Executive acknowledges and agrees that the confidentiality and non-disparagement covenants shall survive at all times, both during and after employment, with respect to LSC, and shall survive and apply to each of RRD and Donnelley Financial at all times after employment. The Executive, LSC and RRD acknowledge that Donnelley Financial is a third party beneficiary for purposes of enforcement of this Section 5.

6.	Miscellaneous. This Assignment Agreement shall inure to the benefit of the LSC, its successors and assigns. In the event any provision hereof is determined to be unenforceable or invalid such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Assignment Agreement and the remaining provisions carried out with the same force and effect as if the severed provisions or part thereof had not been made a part hereof.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement on the date first above written.

R.R. DONNELLEY & SONS COMPANY		LSC COMMUNICATIONS, INC.

By:	/s/ Daniel L. Knotts	/s/ Suzanne S. Bettman
	Daniel L. Knotts Chief Operating Officer	Suzanne S. Bettman President and Director

Acceptance of Assignment by Executive

I, Richard T. Lane, do hereby consent to the assignment of my Employment Agreement by and between R.R. Donnelley & Sons Company and LSC Communications, Inc.

Dated: September 30, 2016

By:	/s/ Richard T. Lane
Richard T. Lane

[Signature Page to Assignment of Employment Agreement]

ANNEX A

[Copy of Employment Agreement]

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RR DONNELLEY	Global Headquarters 111 South Wacker Drive Chicago, Illinois 60606-4301 Telephone (312) 326 8000

January 14, 2013

Rick Lane

Dear Rick:

In recognition of your importance to R.R. Donnelley & Sons Company, its officers, directors, subsidiaries, affiliates, and successors or assigns (“Donnelley” or “Company”) and to further the Company’s interests, we are pleased to extend this severance agreement to you. All previous employment agreements will be superseded by this agreement and are of no further force and effect. All capitalized terms used but not defined in the text of this Agreement shall have the meanings assigned to such terms in Annex A.

The terms of this Agreement are set forth below.

1.	Employment Relationship. It is agreed and understood that your employment with RR Donnelley is to be at will, and either you or RR Donnelley may terminate the employment relationship at any time, with or without cause, and with or without notice to the other.

2.	Severance. If your Separation from Service with the Company (and the members of the Company’s controlled group within the meaning of section 414(b) and (c) of the Code) is initiated by the Company without Cause the following provisions will apply.

a.	Severance Pay. The Company will pay you eighteen months of your Annualized Total Compensation (“Severance Pay”), subject to your prompt execution of the Company’s customary release, which amount shall be payable in equal installments on the 15th and last days of each of the 18 months following the 30th day after the date of your Separation from Service (if the 15th or last day of a month is not a business day, on the closest business day to such date. This amount constitutes “Separation Pay” under the terms of the R.R. Donnelley & Sons Company Separation Pay Plan (“SPP”) and all provisions of the SPP shall apply thereto and no other amount shall be payable under the SPP.

Any disputes regarding Severance Pay will be governed by the claims and appeals procedures of the SPP.

All payments made pursuant to this Agreement shall be reduced by applicable tax withholdings.

b.	Benefits. Your medical insurance coverage in effect immediately before the date of your Separation from Service will continue to be available to you under the group health plan continuation coverage laws (“COBRA”) for a period of 18 months following your Separation Date (the “COBRA Period”), Your medical coverage will be subsidized for 12 months. The subsidy will ensure you pay the normal employee’s rates for medical insurance.

c.	Section 409A If you are a “specified employee” within the meaning set forth in the document entitled “409A: Policy of R.R. Donnelley & Sons Company and its Affiliates Regarding Specified Employees” on your Termination Date, then any amounts payable pursuant to this Agreement or otherwise that (i) become payable as a result of your Separation from Service and (ii) are subject to Code Section 409A as a result of your Separation from Service shall not be paid until the earlier of (x) the first business day of the sixth month occurring after the month in which the Termination Date occurs and (y) the date of your death. Notwithstanding the immediately preceding sentence, amounts payable to you as a result of your Separation from Service that do not exceed two times the lesser of (i) your annualized compensation based upon your annual rate of Base Salary for the year prior to the year in which the date of your Separation from Service occurs and (ii) the maximum amount that may be taken into account under Code Section 401(a)(17) in the year in which the date of your Separation from Service occurs may be paid as otherwise scheduled. If any compensation or benefits provided by this letter may result in the application of Code Section 409A, then the Company shall, in consultation with you, modify this Agreement to the extent permissible under Code Section 409A in the least restrictive manner necessary in order to exclude such compensation and benefits from the definition of “deferred compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A. By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to Code Section 409A, you are solely responsible for the payment of any taxes and interest due as a result.

3.	Restrictive Covenants. You and Donnelley recognize that, due to the nature of your employment and relationship with Donnelley, you will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of Donnelley and its affiliates. You acknowledge that such information is valuable to the business of Donnelley and its affiliates, and that disclosure to, or use for the benefit of, any person or entity other than Donnelley or its affiliates, would cause substantial damage to Donnelley. You further acknowledge that your duties for Donnelley include the opportunity to develop and maintain relationships with Donnelley customers, employees, representatives and agents on behalf of Donnelley and that access to and development of those close relationships with Donnelley customers render your services special, unique and extraordinary. In recognition that the goodwill and relationships described herein are assets and extremely valuable to Donnelley, and that loss of or damage to those relationships would destroy or diminish the value of Donnelley, you agree as follows:

a.	Noncompetition. In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence you occupy and have occupied with the Company and the information of a highly sensitive and confidential nature obtained as a result of such positions, you agree that, from the date of your Separation from Service, initiated by Donnelley without Cause, and for 12 months thereafter, you will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, worldwide, engage in any business which is competitive with the business of Donnelley. You may, however, own stock or the rights to own stock in a company covered by this paragraph that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as your holdings of stock or rights to own stock do not exceed the lesser of (i) 1% of the capital stock entitled to vote in the election of directors and (ii) the combined value of the stock or rights to acquire stock does not exceed your gross annual earnings from the Company.

b.	Importance of Customer Relationships. You recognize that Donnelley’s relationship with the customer or customers you serve, and with other employees, is special and unique, based upon the development and maintenance of goodwill resulting from the customers’ and other employees’ contacts with Donnelley and its employees, including you. As a result of your position and customer contacts, you recognize that you will gain valuable information about (i) Donnelley’s relationship with its customers, their buying habits, special needs, purchasing policies, (ii) the skills, capabilities and other employment-related information about Donnelley employees, and (iii) other matters which you would not otherwise know and which is not otherwise readily available. Such knowledge is essential to the business of Donnelley and you recognize that if your employment terminates, Donnelley will be required to rebuild that customer relationship to retain the customer’s business. You recognize that during a period following the date of your Separation from Service, Donnelley is entitled to protection from your using the information and customer and employee relationships with which you have been entrusted by Donnelley during your employment.

c.	Nonsolicitation of Customers. While employed by Donnelley and for a period of 12 months from the date of your Separation from Service with Donnelley for any reason, including your Separation from Service initiated by Donnelley with or without Cause, you shall not, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity, solicit or provide services which are the same as or similar to the services Donnelley provided or offered while you were employed by Donnelley to any customer or prospective customer of Donnelley (i) with whom you had direct contact in the course of your employment with Donnelley or about whom you learned confidential information as a result of your employment with Donnelley.

d.	Nonsolicitation of Employees. While employed by Donnelley and for a period of two years from the date of your Separation from Service with Donnelley for any reason, including your Separation from Service initiated by Donnelley with or without Cause, you shall not either directly or indirectly solicit, induce or encourage any Donnelley employee(s) to terminate their employment with Donnelley or to accept employment with any entity, including but not limited to a competitor, supplier or customer of Donnelley, nor shall you cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (a) initiating communications with a Donnelley employee relating to possible employment, (b) offering bonuses or additional compensation to encourage Donnelley employees to terminate their employment with Donnelley and accept employment with a competitor, supplier or customer of Donnelley, or (c) referring Donnelley employees to personnel or agents employed by competitors, suppliers or customers of Donnelley.

e.	Confidential Information. You are prohibited from, at any time during your employment with the Company or thereafter, disclosing or using any Confidential Information for your benefit or any other person or entity, unless directed or authorized in writing by the Company to do so, until such time as the information becomes generally known to the public without your fault. “Confidential Information” means information (i) disclosed to or known by you as a consequence of your employment with the Company, (ii) not generally known to others outside the Company, and (iii) that relates to the Company’s marketing, sales, finances, operations, processes, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, industry contacts made during your employment, and customer information, including customer needs, contacts, particular projects, and pricing. These restrictions are in addition to any confidentiality restrictions in any other agreement you may have signed with the Company.

f.	Obligation upon Subsequent Employment. If you accept employment with any future employer during the time period that equals the greater of one year following the date of your Separation from Service and the Severance Period (regardless of whether you actually receive severance benefits during that period), you will deliver a copy of this Agreement to such employer and advise such employer concerning the existence of your obligations under this Agreement.

g.	Geographic Scope. You understand that the Company has sales and manufacturing facilities throughout the United States and in a number of foreign countries, that it purchases equipment and materials from suppliers located throughout the world, and that it expects to expand the scope of its international activities in the future. You therefore agree that your obligations under Section 3 shall extend worldwide.

h.	Other Agreements. In the event a covenant in this Agreement covers the same subject matter of a provision contained in one or more other agreements between you and the Company, you agree that the provision containing the greatest enforceable time, territorial, and/or prohibited activity restriction(s) shall control.

i.	Company’s Right to Injunctive Relief. By execution of this Agreement, you acknowledge and agree that the Company would be damaged irreparably if any provision under this Section 3 were breached by you and money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, in order to protect its interests, the Company shall be entitled to pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). With respect to such enforcement, the prevailing party in such litigation shall be entitled to recover from the other party any and all attorneys’ fees, costs and expenses incurred by or on behalf of that party in enforcing or attempting to enforce any provision under this Section 3 or any other rights under this Agreement.

4.	General

a.	Acknowledgement of Reasonableness and Severability. You acknowledge and agree that the provisions of this Agreement, including Section 3, are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company. If any court subsequently determines that any part of this Agreement, including Section 3, is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

b.	Non-duplication of Severance Pay. By signing this Agreement, you hereby waive any right to any “Benefits” under the SPP, other than those specified in this Agreement.

c.	Employee Breach. If you breach this Agreement or any other agreement you have signed with the Company, the Company may, in its complete discretion, stop making any of the payments provided for in this Agreement.

d.	Arbitration. Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be determined by a single arbitrator in New York, New York, in accordance with the rules of JAMS;_provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of Delaware or the Federal courts of the United States of America located in the District of Delaware in connection therewith. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights.

e.	Governing Law. All disputes arising under or related to this Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Delaware as applied to agreements executed in and to be fully performed within that State.

f.	Notice and Execution. This Agreement may be executed in counterparts. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and deemed to have been given if delivered personally or sent by certified mail, return receipt requested, to you at the address above, and to the Company at its Corporate Headquarters (Attn: Corporate Secretary).

g.	Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter contained herein, and fully supersedes any prior agreements or understandings between us. This Agreement may not be changed or amended orally, but only in writing signed by both parties.

h.	Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

i.	Severability. If any provision contained in this Separation Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified, but only to the extent necessary, to make such provision valid, legal and enforceable. In any event, the remainder of this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

j.	Assignments and Successors. The rights and obligations of the Company under this Agreement may be assigned by the Company without consent or notice and shall inure to the benefit of and be binding upon its successors and assigns. You may not assign any of your rights and obligations hereunder.

You agree to keep the existence and terms of this Agreement confidential, and you will not disclose its terms to anyone, except to your attorneys, accountants, or if required to do so by law. To the extent you do disclose to anyone as permitted by this paragraph, you will obtain his or her agreement to keep the existence and terms of this Agreement confidential. If the Agreement or the contents are disclosed by you it will be considered .breach of the terms outlined in the agreement and jeopardize the continuation of this agreement. This Agreement may, however, be used as evidence in a judicial proceeding in which any of the parties allege a breach of this Agreement.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to Tom Carroll.

Very truly yours,

R. R. Donnelley & Sons Company

By:	/s/ Tom Carroll
Tom Carroll EVP and Chief HR Office

ACCEPTED AND AGREED to this 14 day of January, 2013:

/s/ Rick Lane
Rick Lane